EXHIBIT 5.1

James F. Fulton, Jr. (650) 843-5103 fultonjf@cooley.com	VIA EDGAR

November 18, 2009

ARYx Therapeutics, Inc.

6300 Dumbarton Circle

Fremont, CA 94555

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ARYx Therapeutics, Inc. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering  for resale, from time to time, of up to 5,494,290 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), issued or issuable to the selling stockholder (the “Selling Stockholder”) named in the prospectus which forms a part of the Registration Statement (the “Prospectus”).  The Shares include (i) 114,200 shares of Common Stock (the “Commitment Shares”) issued to the Selling Stockholder pursuant to that certain Common Stock Purchase Agreement, dated as of October 6, 2009, by and between the Company and Commerce Court Small Cap Value Fund, Ltd. (the “Agreement”), and (ii) up to 5,380,090 shares of Common Stock (the “Agreement Shares”) that may be issued upon the terms and subject to the conditions set forth in the Agreement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws as currently in effect, the Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, the Commitment Shares are validly issued, fully paid and nonassessable; and, when (i) the Registration Statement, as finally amended, has become effective under the Securities Act of 1933, as amended (the “Securities Act”), (ii) an appropriate prospectus supplement with respect to the Agreement Shares has been prepared, filed and delivered in accordance with the Securities Act the and the applicable rules promulgated thereunder and (iii) the Agreement Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Agreement Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

COOLEY GODWARD KRONISH LLP

/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM